UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 23, 2020

Federal Home Loan Bank of Pittsburgh

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 412-288-3400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 23, 2020, the Federal Home Loan Bank of Pittsburgh (the “Bank”) received non-objection from the Federal Housing Finance Agency, the primary regulator of the Bank, to enter into an agreement (the “Agreement”) with Dana A. Yealy, a named executive officer in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 10, 2020.  Pursuant to the Agreement, Mr. Yealy will transfer to another executive position, from Managing Director, General Counsel and Corporate Secretary to Chief Strategic Initiatives Officer.

Mr. Yealy will continue to participate in the compensation programs applicable to the Bank’s executive officers, as described in the Bank’s Annual Report on Form 10-K filed with the SEC on March 10, 2020 and other filings with the SEC.  Pursuant to the Agreement, Mr. Yealy’s salary level will remain at its current level and he will continue to be eligible for annual merit increases.  The Agreement includes the following terms and provides for Mr. Yealy to be eligible to receive certain payments as follows:

(1)	Mr. Yealy informed the Bank that he intends to retire his employment with the Bank effective March 15, 2021 or such later date as the Bank and Mr. Yealy agree,

(2)

Within one month after retirement, a retention payment equal to (i) a lump sum of 52 weeks of salary at the salary rate in effect at the time of his retirement and (ii) a lump sum in the amount of twelve (12) times the amount the Bank was contributing monthly as of Mr. Yealy’s retirement date towards group health coverage, and

(3)

As soon as possible after retirement, an additional payment equivalent to the additional amount that would be accrued from Mr. Yealy having two (2) additional years of age and two (2) additional years of service added to the years of age and service actually accrued as of his retirement date under the Bank’s defined benefit plan and the Bank’s supplemental executive retirement plan, based on his salary at the time of retirement.

These payments are subject to certain terms and conditions, including, without limitation, Mr. Yealy’s execution of the Agreement, a non-solicitation agreement and a release agreement and him remaining employed by the Bank until his expected retirement date, except in the event of death or disability.

In the event Mr. Yealy’s termination of employment occurs under circumstances in which Mr. Yealy would be eligible for compensation and benefits under both the Agreement and Mr. Yealy’s existing change in control agreement with the Bank (the Executive Officer Severance Agreement, a form of which is filed as Exhibit 10.18 to the Bank’s Annual Report on Form 10-K filed with the SEC on March 13, 2008), Mr. Yealy will be entitled to receive payments only under the agreement which provides the higher level of benefit to him.  If under circumstances in which Mr. Yealy would be eligible for compensation and benefits under the Executive Officer Severance Agreement Mr. Yealy requests to extend his employment beyond his expected retirement date and the Bank refuses the request, the termination of Mr. Yealy’s employment upon his retirement shall be deemed an “Eligible Termination” under Mr. Yealy’s Executive Officer Severance Agreement with the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

March 27, 2020	By:	/s/ Edward V. Weller
Edward V. Weller
Chief Accounting Officer